Exhibit 99.1

Quantum Computing Inc Announces Full Year 2022 Financial Results

●	Quantum Computing Inc completes integration of QPhoton merger, more than doubling the size of the company and establishing its quantum hardware production capability.

●	Quantum Computing Inc. QPhoton merger strengthens QCI as the first pure play public company based on proven photonic quantum technology offering commercially available, ready-to-run anywhere, full-stack quantum products and services, from quantum computing to quantum-based solutions that include quantum cyber security, quantum networks, quantum sensing and quantum imaging.

●	Quantum Computing Inc. begins prototype fabrication of its own quantum photonic microchips and plans to expand into full scale manufacturing to support its quantum technologies in the marketplace.

●	Quantum Computing Inc. transitions from a developing R&D technology company to commercialization at start of 2023.

●	Quantum Computing Inc. offers guidance on revenue breakeven – at approximately $30 million in revenue, the company anticipates EBITDA breakeven which it plans to deliver within 2 years.

LEESBURG, Virginia – March 29, 2023 – Quantum Computing Inc. (“QCI” or the “Company”) (NASDAQ: QUBT), a first-to-market full-stack photonic-based quantum computing and solutions company, today reported financial results for the full year ending December 31, 2022.

“In 2022, we completed our product preparation and have entered the commercialization phase.  Combined with QCI’s technical success prior to, and as a result of, the merger with QPhoton, we doubled our technical personnel expertise, acquired unique patent assets and IP, and importantly, added photonic hardware and systems capability to our software expertise thereby becoming a full stack, comprehensive quantum enabling company,” commented Robert Liscouski, co-Founder and CEO of Quantum Computing Inc. “In addition, we scrutinized all budgets, solidified supply chain and funding relationships, realigned our leadership team with the expanded focus of the company, and established sales & marketing with a scalable go-to-market strategy for a 2023 commercial roll-out. We have firmly established ourselves as an emerging leader in photonic quantum information processing, which is proving to be a highly effective methodology for high-speed, low cost and low power computing compared with alternative approaches being attempted today. There is growing industry and analyst recognition and acceptance that photonic based quantum computing is outperforming the initial quantum architectures such as matter-based gate models and quantum annealers. Universities such as Stanford University, Stevens Institute of Technology, Purdue University, Arizona State University, and George Mason have begun to validate the superior capabilities of photonic processing platforms.”

Mr. Liscouski continues, “As we noted in our 2022 mid-year Shareholder Letter, we laid out an ambitious plan to launch commercialization within the year.  We have done so and are well positioned to take orders for our Entropy Quantum Computer, Quantum LiDAR, Quantum CyberSecurity products and subscriptions.  Beginning in April 2023, our plan over the next 24-months is to roll out a series of products including a Quantum Random Number Generator, Quantum Optical Chips, Quantum Imaging, and Quantum Hybrid (a fully integrated quantum/classical computer hybrid).  During 2023 we expect to be well on our way to delivering material revenue growth with attractive gross margins and with disciplined cost controls.”

Full-Year 2022 Financial Highlights

●	Revenue during 2022, the company’s first revenues, totaled approximately $136,000 (55% gross margin) and is attributed to multi-month, professional services contracts with several commercial and government customers. The services were paid proof of concepts engagements, which QCI utilized as a means to build customer awareness to solve operational needs with quantum-based solutions. The Company enters product commercialization in 2023.

●	Operating Expenses increased 114% during 2022 to $36.7 million due primarily to an increase in salaries and benefits totaling approximately $3.2 million and non-cash stock-based compensation expense of $8.4 million. The total expenses incurred from the QPhoton merger, which resulted in the Company doubling in size and quantum engineering personnel, included $9.4 million of non-recurring, non-cash, stock-based compensation expense and $6.6 million in SG&A of non-recurring legal, audit and other related fees.

The Company’s average monthly cash burn during 2022 was approximately $1.46 million, an increase of approximately $0.9 million over the prior year’s average primarily due to additional quantum engineers and other related merger closing costs. The current monthly cash burn is expected to hold steady as spending on the transition from R&D to commercialization is expected to offset the decrease in non-recurring, merger-related costs.

●	Net loss for full year 2022 was $38.6 million, an increase of 38% year-over-year, which included $16.0 million in non-recurring merger-related operating expenses and $2.0 million of interest and financing costs, offset by decreases of $10.7 million in interest expense related to issuance of warrants in 2021 and $226,000 forgiveness of the SBA PPP 2021 loan.

●	Total Assets on December 31, 2022 were $89.3 million, an increase of approximately $72 million over the prior year due primarily to Goodwill and Intangibles, including IP, from the QPhoton merger.

○	Cash at year-end 2022 totaled approximately $5.3 million. As of March 27, 2023, the Company’s current cash totals $7.5 million.

●	Total Liabilities at year-end 2022 were $14.4 million compared to $1.1 million the prior year-end. The $13.3 million increase was primarily attributed to $8.4 million of unsecured debt as well as approximately $3.6 million increase in accounts payable and non-cash accrued expenses related to the QPhoton merger, and a $1.3 million Right-of-Use (ROU) operating lease liability expense for the addition of the QPhoton R&D facility.

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○	Debt totaled $8.4 million as of December 31, 2022, of which $536,000 was short-term, compared to no debt at prior year-end 2021.

●	Shareholders’ Equity totaled $74.9 million at year-end 2022, compared to $16.2 million the prior year-end.

●	Capitalization as of December 31, 2022, QCI had approximately 56.0 million shares of common stock outstanding, an increase of approximately 26.8 million shares from the prior year-end 2021. This is almost entirely attributed to the closing of the QPhoton merger.

QCI’s fully diluted shares total approximately 74.3 million, including 9.6 million stock options of which approximately 70% have vested (average exercise price $3.35), 1.6 million warrants (average exercise price $6.93), 5.0 million cashless warrants to pre-merger shareholders of QPhoton, and 1.5 million shares underlying Series A Preferred stock. In the event that all options and warrants were to exercise, the Company would receive an additional $43.2 million in cash.

Subsequent First Quarter 2023 Financial Developments:

○	The Company secured net proceeds totaling $6.4 million from the sale of 3.0 million shares through an At-The-Market (ATM) facility managed by Ascendiant Capital.

Full-Year 2022 Operational Highlights

●	Merger:

○	QPhoton relationship with QCI began in February 2022 as an exclusive marketing agreement. By May 2022, QCI announced a definitive agreement to merge with QPhoton, led by Dr. Yuping Huang, the Director of the Quantum Science and Engineering Center at Stevens Institute of Technology, whose ground-breaking quantum research over the last decade had gained the support from DARPA, NSF, NASA, DoD, and other prestigious federal funding agencies. On June 16, 2022, the merger closed and by year-end the two companies, who shared a common vision of democratizing quantum computing, were fully integrated and mission aligned. The combination of the two companies creates the first pure play commercially available, ready-to-run anywhere, affordable, full-stack quantum computing products and services designed to be easily deployed (turn-key), and accessible to operate seamlessly alongside classical computing technology.

○	Leadership Announcements:

○	Michael C. Turmelle, a public technology company C-Suite executive with extensive background in finance and operations proven to drive innovative go-to-market and product strategies, joins the QCI Board of Directors. Previously, Chairman of Ideal Power; Managing Director of Hayward Tyler (performance-critical electric motors); Chairman of Implant Sciences Corp; and CFO & COO of SatCon.

○	R&D Advancements and Product Launch

○	Quantum Computing Inc. launched QAmplify, a suite of quantum software technologies that expands the processing power of current quantum computers by as much as 20 times. Currently, there are two primary technology approaches that deliver a wide range of capabilities spanning the current Quantum Processing Unit (“QPU”) hardware landscape; gate model (e.g., IBM, IonQ, Rigetti, etc.) and annealing (e.g., D-Wave) quantum computers. Both are limited in the size of problems that can be processed (i.e., the number of variables and complexity of computations). Currently, gate models can typically process from 10-120 data variables, and annealing machines can process approximately 400 variables in a simple problem set. By contrast, it is important to note that QCI’s photonic quantum can process over 11,000 simultaneous variables – which are inherently coherent. This capability has proven to solve business relevant problems today in autonomous driving sensor placement, supply chain logistics and energy optimization applications.

○	QCI launched its subscription service for its Dirac-1 Entropy Quantum Computer (EQC), the Company’s first commercially available photonic EQC system to solve real world business problems with over 11,000 variables. Dirac-1 focuses on solving binary optimization problems. The Company plans to launch Dirac-2 during 2023, which will enable customers to run much larger integer-number optimization problems with a 64-qudit machine. QCI offers subscriptions to the EQC at various levels, from several hours per month to a fully dedicated system.

▪	Important to note that in addition to solving real world problems that other quantum technologies cannot yet address, QCI’s photonic quantum computer, the Dirac-1, operates at much lower energy consumption levels than gate model quantum computers or other quantum annealers. For example, running a problem such as the BMW sensor optimization problem (see below) was done both using 96 core (GPUs) which consumed over 500 watts and did NOT yield an optimal solution. QCI ran the same problem on its Dirac-1 to achieve an optimal solution power consumption of less than 80 watts of power – a 6-fold reduction. QCI Dirac-1 is not just better computing performance, it is also more efficient power utilization and at scale would have significant cost and power savings.

○	Paid Proof of Concept and Beta-tests

○	BMW - Using its Entropy Quantum Computing System QCI Achieved Superior Results in BMW Sensor Optimization Challenge by solving a complex problem consisting of 3,854 variables containing over 500 constraints in 6 minutes.

○	VIPC (Virginia Innovation Partnership Corporation) selected QCI as its partner for risk-based flight trajectories. QCI successfully identified the optimal time, speed, and route for drone aircraft to traverse among destinations, while satisfying airspace constraints and minimizing risks related to weather, obstacles, and other aircraft through the use of QCI’s Entropy Quantum Computing systems.

○	Rabobank – QCI is currently engaged in a project with Rabobank to demonstrate multiple strategies for the application of photonic quantum information technologies, including the Dirac-1 to detect fraudulent banking transactions. QCI’s Entropy Quantum Computer system and its application to machine learning processes have the potential improve fraud detection techniques through faster computation and increased accuracy.

○	The Company is engaged in a number of beta-tests to demonstrate the effectiveness of its Dirac-1 to include:

○	Portfolio Optimization to demonstrate the optimization of stock portfolios for trading,

○	Optimization of windmill placement for energy production,

○	Optimization of nuclear fuel rods for cost efficient replacement of fuel rods for nuclear power plants,

○	Stock performance prediction using the Reservoir Quantum Computer

○	General Interest

○	June 27, 2022, Quantum Computing Inc announced inclusion in the Russell Microcap Index.

Subsequent First Quarter 2023 Operational Developments and Outlook

New Subsidiary Announcement

○	Quantum Computing Inc. launched a wholly owned subsidiary, QI Solutions, Inc., to deliver quantum products and services to the US government and defense markets. Strategically headquartered in Arizona, the new initiative will be headed by Sean Gabeler, a 30-year US Army and Special Operations officer and highly decorated multi war combat veteran with a proven applied technology expertise in adapting commercial technology to government solutions.

Contract Announcement

○	The Company received a subcontract award from SSAI to support NASA to test quantum photonic sensing solutions for monitoring climate change. Under the subcontract, QCI will test an existing LiDAR system designed to remotely measure the physical properties of different types of snowpacks, including the density, particle size and depth. Upon successful completion of this testing, QCI may proceed with airborne testing with the ultimate goal to position the QCI LiDAR units on satellites to create a network for monitoring snow levels globally.

New Product Launch Announcement

○	The Company commenced its cyber security product launch as international patents were awarded addressing unconditional network security, including a method for quantum authentication. This breakthrough patent fills a critical security breach vulnerability by offering a way to effectively protect information in a zero-trust environment and thereby safeguarding the entire network at all points of slippage.

○	The Company announced its plans to manufacture its own photonic quantum computing microchips, which it currently produces in a contract lab facility at CUNY in New York City. The recent US government’s announcement of the CHIPs and Science Act, funding $52 billion to re-shore and develop new microchip technologies to increase and maintain US competitiveness, offers QCI the opportunity to obtain US government funding for its quantum photonic chip development. QCI and Qi Solutions are aggressively pursuing this opportunity and anticipates funding in 2023 to establish its fabrication facility.

Product Roadmap and Product Development

○	The Company continues to develop its Dirac-2 Entropy quantum computer to focus on integer-based problems using QUDITS (n=0-63 variables) for a 2023 launch.

○	The Company continues to develop its Reservoir Quantum Computer (RQC) which will address machine learning and AI problems for a 2023 launch.

○	The Company finalized its production of its Quantum Random Number Generator (uniform, arbitrary and correlated) to apply to cyber security and financial simulations for launch in 2023.

○	The Company continues to develop related quantum photonic capabilities for quantum imaging, quantum sensing, and quantum networks for commercialization in 2023.

○	Quantum Workforce Development – key to developing and applying quantum technologies across industries is the development of a prepared workforce capable of both developing quantum technologies as well as applying the technologies to real world problems. QCI is dedicated to developing the US quantum workforce by partnering with educational institutions at the university level but also at the community college and high school levels. QCI has developed curriculum to teach students in quantum technologies to enable US students to move into this new technology to maintain a competitive US workforce.

Leadership Announcements

○	Dr. Carl Weimer, a 30-year veteran of the aerospace industry focused on advanced technologies, including laser remote sensing and LiDAR, joins QCI Board of Directors as an independent member. Dr. Weimer currently serves as CTO with Ball Aerospace & Technologies Corp within the Ball Civil Business Unit. Previously, Dr. Weimer was the Principal Investigator for the NASA Earth Science Technology Office.

○	The Honorable James (Jim) Simon, Jr., a seasoned US intelligence community leader was appointed to create and lead QCI’s Technical Advisory Board as the Company commences product sales. A key role of the Technical Advisory Board is to help maintain a balance between competitive, technological development and profitable growth.

○	Dr. Brian LaMacchia, a recently retired Distinguished Engineer and head of the Security and Cryptography team within Microsoft Research, has joined the Technical Advisory Board.

Guidance

○	The Company has completed its discovery and research phase and is now transitioning to commercialization. QCI has developed and released several products in late 2022 and into early 2023 with a number of additional product rollouts planned this year. As the Company ramps up its sales and marketing efforts, it expects revenues to gradually increase in the first half of the year and progressively accelerate during the second half of 2023.

○	The Company estimates that it achieves EBITDA breakeven at roughly $30 million in annual revenue and projects cashflow breakeven within 2 years.

For additional information on the company’s suite of solutions, please visit our website or contact our team directly.

About Quantum Computing Inc.

QCI is a full-stack quantum software and hardware company on a mission to accelerate the value of quantum computing for real-world business solutions, delivering the future of quantum computing, today. The company is on a path to delivering an accessible and affordable full-stack solution with real-world industrial applications, using quantum entropy, which can be used anywhere and with little to no training. QCI’s experts in finance, computing, security, mathematics and physics have over a century of experience with complex technologies ranging from leading edge supercomputing to precision sensors and imaging technology, to the security that protects nations. For more information about QCI, visit www.quantumcomputinginc.com.

About Quantum Innovative Solutions

QIS, a wholly owned subsidiary of Quantum Computing Inc., is a newly established supplier of quantum technology solutions and services to the government and defense industries. With a team of qualified and cleared staff, QIS delivers a range of solutions from entropy quantum computing to quantum communications and sensing, backed by expertise in logistics, manufacturing, R&D and training. The company is exclusively focused on delivering tailored solutions for partners in various government departments and agencies.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. Those statements include statements regarding the intent, belief or current expectations of Quantum Computing Inc. (the “Company”), and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

The Company undertakes no obligation to update or revise forward-looking statements to reflect changed conditions. Statements in this press release that are not descriptions of historical facts are forward-looking statements relating to future events, and as such all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance, and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” “aim to,” or variations of these or similar words, identify forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC.

Media Contact:

Jessica Tocco – CEO

A10 Associates

(603) 393-0802

Jessica.Tocco@a10associates.com

Investor Relations Contact:

Ron Both

CMA Investor Relations

(949) 432.7566

rb@cma.bz

*** Financial Statements Follow ***

Quantum Computing Inc.

Condensed Consolidated Balance Sheet (audited)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$3,794,734	$16,738,657
Account receivable	12,774	-
Prepaid expenses	224,302	482,998
Other current assets	42,105	-
Subtotal current assets	5,587,647	17,221,855

Fixed assets (net of depreciation)	975,169	41,348
Other Assets
Lease right-of-use	1,327,746	18,084
Security deposits	60,271	3,109
Intangible assets	22,223,725	-
Goodwill	59,125,773	-
Subtotal Other assets	82,737,515	21,193
Total assets	$89,300,331	$17,284,196

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$871,887	$464,870
Accrued expenses	3,559,981	478,505
Dividends payable-preferred	219,844	117,454
Loans payable-short term	535,684	-
Lease liability	1,357,924	18,084
Other current liabilities	-	3,385
Current liabilities - subtotal	6,545,320	1,082,298

Long term liabilities
Loans payable-long term	7,632,998	-
Accrued interest – long term	225,282	-

Long term liabilities - subtotal	7,858,280	-
Total Liabilities	14,403,600	1,082,298

Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value, 250,000,000 shares authorized: 55,963,334 and 29,156,815 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.	5,596	2,916
Preferred stock, $0.0001par value, 1,550,000 shares Series A convertible preferred Authorized; 1,500,004 and 1,545,459 shares issued and outstanding as of December 31, 2022 And December 31, 2021, respectively; 3,079,864 shares of Series B Preferred Stock Authorized, 0 and 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.	150	154
Additional paid-in capital	151,163,909	67,396,618
APIC-Beneficial Conversion Feature in Equity	4,898,835	4,898,835
APIC-Stock Based Compensation	38,816,022	25,297,456
Accumulated deficit	(119,987,781)	(81,394,081)
Total Stockholders’ Equity (deficit)	74,896,731	16,201,898
Total Liabilities and Stockholders’ Equity	$89,300,331	$17,284,196

Quantum Computing Inc.

Statements of Operations

(Audited)

	Twelve Months Ended December 31,
	2022	2021

Total revenues	$135,648	$-
Cost of revenues	60,934	-
Gross profit	74,714

Operating expenses
Salaries and Benefits	4,326,733	2,488,877
Consultants	1,278,170	1,076,901
Research & development	4,561,794	2,585,796
Stock based compensation	17,761,467	9,401,345
Selling General and administrative - other	8,725,892	1,577,174
Total operating expenses	36,654,056	17,130,093
Loss from operations	(36,579,342)	(17,130,093)

Other income (expenses)
Interest income – Money Market	46,891	7,378
Misc. Income – Government Grants	-	218,371
Interest expense – Promissory Notes	(225,282)	-
Interest Expense - Warrants	-	(10,715,799)
Interest expense – Preferred dividends	(889,219)	(117,454)
Interest Expense – Financing expenses	(946,748)	(161,250)
Other income (expenses), net	(2,014,358)	(10,768,754)

Income tax provision	-	-
Net loss	$(38,593,700)	$(27,898,847)
Per-share data
Basic and diluted loss per share	$(0.69)	$(0.96)
Weighted average number of common shares outstanding	55,963,334	29,156,815